CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 37 to Registration Statement No. 033-42681 on Form N-1A of our report dated February 23, 2015 relating to the financial statements and financial highlights of BlackRock Strategic Global Bond Fund, Inc. (formerly BlackRock World Income Fund, Inc.) (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended December 31, 2014. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

November 13, 2015